May 5, 1998
President & CEO LVL Interactive
480 Cowper Palo Alto, CA 94301

Dear Steve:

This will serve as a memo of understanding between Oracle Corporation and LVL. We are enthusiastic about the market opportunity that exists for the combination of talents and resources offered by our firms. Through our discussions over the past weeks we believe we have defined the market opportunity, roles of each firm in the pursuit of these opportunities and the framework of an agreement that would govern our working relationship. It is understood that this document does not constitute a formal agreement. Rather it is intended to communicate the basic understanding that has been achieved to date. If a formal contract is required we intend to negotiate in good faith over a target number of 45 days to solidify such a formal agreement. It is also understood that we will begin working together immediately in the pursuit of these target opportunities as defined below.

MARKET OPPORTUNITY

High profile companies with very strong brand recognition represent a unique opportunity for Oracle and LVL. They will all eventually have a world class website which will allow them to sell products over the Internet. Websites that are effective in the marketing and business processes (handling transactions, scalability and manageability) are the exception, not the rule. Consumer marketing companies need the technical software expertise and the web-savvy marketing expertise of a firm like LVL to help design, develop, implement and manage a world class electronic marketing site.

Our intention is to target 3 to 10 such companies together, including all facets of the sales cycle from prospecting to closure, and then jointly win the opportunity to build their next generation electronic sales and marketing website. If successful, Oracle and LVL will each win significant contracts for the development and management of the sites. It is expected that Oracle will be the subcontractor to LVL, given the nature of the agreement that LVL intends to pursue with the account. Regardless of Oracle's role as prime or subcontractor, it is anticipated that the sites will require significant software and services. The exact software, services and pricing for these sites will be negotiated on a case by case basis through the normal Oracle sales and consulting practices, either directly with LVL or with the end customer if appropriate.








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ROLES

LVL intends to win the rights to develop and own the site for each target account. In this case, Oracle is a subcontractor and LVL purchases the software and services from Oracle to build the site. Oracle will contract with LVL, to provide the software and services as needed for the project per Oracle's standard and customary rates.

Additionally, Oracle and LVL will jointly invest the pre-sales and upfront marketing resources needed to win the opportunities.

FRAMEWORK OF A PROPOSED AGREEMENT

Oracle has three primary interests in the target opportunities

1. We want to sell software and services to our current competitive market rates.
2. We want to co-brand the sites "On Oracle" technology and have the rights to reference them in Oracle marketing efforts to establish our Firm as the premier provider for the electronic commerce market.
3. We want to lean from the experience so we can develop a scaleable model for profitably pursuing and winning this business in the future.

In order to accomplish these three objectives we would like to formalize an agreement that defines all necessary specific obligations for both parties. The target is 45 days to decline and complete the agreement.

Specifically with regard to objective number 3, we are each proposing that Oracle pay LVL the sum of $25,000 for at least three and no more than ten of such opportunities. Oracle will devote pre-sales resources to develop and win the opportunities. LVL will use the money to do the same.

It is proposed that Oracle will receive the following benefit from $25,000 per initial opportunity.

1. Co-branding the sites "On Oracle" or some other appropriate mark that indicates that Oracle provided the technology and services to help develop the site.
2. A 2 - 3 page report on each of the 3 - 10 cases indicating all the requirements of the project, what it took to win the job, get the job done, et.

Both of these benefits will be spelled out in more specific terms in the final contract that governs our working relationship. Until that final agreement is reached, Oracle and LVL will work on a case by case basis to pursue the opportunities together. It is anticipated that the first opportunity to work together is upon us in less that the six weeks we think it will take to get a contract done, we are inclined to work on a "letter agreement" basis for each project. It is incumbent upon LVL to draft a simple letter stating the deliverables for the $25K fee for each opportunity until an agreement is made final.

We are very enthusiastic about the opportunity. Thanks for working on it with us so far.

Regards,


/S/ Michael Keddington
---------------------------
Michael Keddington
Vice President of marketing
Application Server Division